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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          AMERICAN VANGUARD CORPORATION
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                       95-2588080
         (State of incorporation                              (I.R.S. Employer
             or organization)                                Identification No.)

4695 MACARTHUR COURT, NEWPORT BEACH, CALIFORNIA                     92660
   (Address of principal executive offices)                       (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                          Name of each exchange on which
     to be so registered                          each class is to be registered

COMMON STOCK, $.10 PAR VALUE                         AMERICAN STOCK EXCHANGE



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. |_|

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. |_|

Securities to be registered pursuant to Section 12(g) of the Act: NONE


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Registrant's Certificate of Incorporation (the "Certificate") provides that Registrant may issue up to 10,000,000 shares of common stock, par value $.10 per share (the "Common Stock"), and 400,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"). As of the date hereof, there are 2,564,429 shares of Common Stock issued (which includes 56,600 shares of Common Stock held in Treasury). All outstanding shares of Common Stock are fully paid and nonassessable. There are no shares of Preferred Stock issued and outstanding on the date hereof.

Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have preemptive rights.

Subject to preferences that may apply to the Preferred Stock, if and when issued, holders of Common Stock are entitled to receive ratable such dividends, if any, as may be declared from time to time by Registrant's Board of Directors out of funds legally available therefor.

Registrant distributed a $.06 cash dividend on March 31, 1997 to stockholders of record as of the close of business on March 20, 1997. In addition, Registrant distributed a $.06 cash dividend and a 10% stock dividend on March 15, 1996 to stockholders of record as of the close of business on February 29, 1996. The cash dividend was paid prior to giving effect to the stock dividend, and stockholders entitled to fractional shares in respect of such stock dividend received cash in lieu of fractional shares based on a value of $9.50 per share.

Prior to declaring the 1996 and 1997 dividends, Registrant had not declared any dividends since 1989. The payment of any future dividends will be determined by Registrant's Board of Directors in its discretion, based upon general business conditions, Registrant's earnings, financial condition and capital needs, and such other factors as the Board determines relevant.

In the event of any liquidation, dissolution or winding up of the affairs of Registrant, holders of the Common Stock will be entitled to share ratable in the assets of Registrant remaining after payment or provision for payment of all of Registrant's debts and obligations, including any liquidation payments required under the Preferred Stock, if and when issued.

The Common Stock presently trades on the NASDAQ National Market System under the symbol "AMGD".

ITEM 2. EXHIBITS.

The following exhibits are incorporated by reference herein, as indicated below:

     1.   Certificate of Incorporation - January 2, 1969;

     2. Certificate of Amendment of Certificate of Incorporation, amending Article Four - February 26, 1969;

     3.   Certificate of Amendment of Certificate of Incorporation, name change
          - May 9, 1969;

     4. Certificate of Amendment of Certificate of Incorporation, amending Article Four - December 10, 1971; and

     5.   Bylaws (as amended as of January 14, 1993).

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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                   AMERICAN VANGUARD CORPORATION

Dated: January 16, 1998                            By: /s/ J. A. Barry
                                                       -------------------------
                                                       J. A. Barry
                                                       Vice President,
                                                       Chief Financial Officer,
                                                       Treasurer and Director

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